EXHIBIT 99.1

Bitstream Inc. Reports Second Quarter 2004

Results

Consolidated Revenue for the second quarter exceeds $2.8 million for the first time in six years

CAMBRIDGE, MA—(Business Wire)—August 11, 2004—Bitstream Inc. (Nasdaq: BITS) today reported that consolidated revenue increased $54,000 or 2.0% to $2,807,000 for the three months ended June 30, 2004 as compared to $2,753,000 for the three months ended June 30, 2003 and increased $77,000 or 2.8% as compared to $2,730,000 for the three months ended March 31, 2004. Revenue for the six months ended June 30, 2004 increased $752,000 or 15.7% to $5,537,000 as compared to $4,785,000 for the six months ended June 30, 2003. The Company’s consolidated net loss for the three months ended June 30, 2004 was $(160,000), or $(0.02) per share, as compared to net income of $132,000 or $0.01 per diluted share for the three months ended June 30, 2003. The Company’s cash position at June 30, 2004 was $ 4,167,000, a decrease of $38,000 from $4,205,000 at March 31, 2004. This compares favorably to a cash decrease of $339,000 for the three months ended June 30, 2003. The cash decrease for the six months ended June 30, 2004 was $200,000 versus a decrease of $1,181,000 for the six months ended June 30, 2003.

“Driven by increased market demand for our Pageflex publishing technologies, we achieved our highest quarterly revenues since 1998 during the second quarter, exceeding those from a very strong second quarter last year” said Anna M. Chagnon, President and Chief Executive Officer. “As a result, we came very close to being cash flow breakeven for the quarter, as cash decreased by only $38,000 as compared to a decrease of $339,000 during the same period of the prior year. Given our second quarter performance, the Company remains well positioned to achieve its financial and business goals for the year ended December 31, 2004, including increasing revenue by more than 20% as compared to 2003. To achieve our near and long-term goals, we will continue to devote substantial resources to sales and marketing during the remainder of 2004 to support a growing customer base and prospect list for all of our product lines. We believe the near-term investment in sales and marketing will result in greater revenue growth for the Company.”

SECOND QUARTER HIGHLIGHTS

•	During the second quarter of 2004, the Company licensed its font technology and fonts to over 45 OEM customers, including major manufacturers in each of the gaming software, digital television, and consumer electronics industries. These placements are a result of the Company’s focus on expanding the reach of its font and font rendering technologies to a wider variety of customers and commercial applications.

•	Over 18,500 users registered during the quarter on the Company’s Web sites (bitstream.com and myfonts.com), bringing the total registered users as of June 30, 2004 to over 191,000. Over 40% of the orders placed on these two Web sites during the second quarter were submitted by users who had previously made purchases.

•	During the second quarter, approximately 7,900 new users downloaded and set up accounts for our ThunderHawk browser bringing the total number of ThunderHawk accounts established to more than 48,000 as of June 30, 2004.

•	The Company announced that the Lake Havasu Unified School District will implement ThunderHawk PocketPC Edition for the district’s current wireless initiative. The school district will provide wireless Pocket PCs running the ThunderHawk wireless Web browser to teachers and their classes to investigate student attitudes and motivation regarding their schoolwork when given the opportunity to use Pocket PCs.

•	Quarterly revenue from the sale of Pageflex publishing technologies exceeded $1 million for the first time as a result of the highest rate of new customer acquisition since the inception of the product line and expansion of installations with existing customers. The Company’s publishing technologies are reaching a broader range of customers in both new and existing markets.

•	In June 2004, the Company released a New Global Text Composition Engine, Bitstream Panorama, a small, fast, portable line layout engine that enables developers to compose complex lines of text. The product features high-level APIs to lay out, position, substitute, and render characters in worldwide languages.

•	In June 2004, Bitstream also released Font Fusion 2.5, the leading font rendering solution for digital television. This release enhances our support for Bitstream Panorama, a new text composition engine for consumer electronics devices, mobile phones, and embedded systems. Font Fusion is a small, fast, and portable font rendering engine. As such, it works well in memory- and performance- constrained environments. In addition, Font Fusion solves problems for companies developing products for digital TV and set-top box markets.

•	The Company released a limited beta program for Version 2 of its ThunderHawk browsing technology in June 2004 and expects to release a final version in September 2004. Bitstream continues to focus on building the reputation of the ThunderHawk technology and on developing the product to service all devices across a variety of platforms and operating systems. The Company also announced that it has optimized its ThunderHawk product for the Intel Personal Internet Client Architecture (Intel PCA) platform.

•	On June 30, 2004, the Company released Pageflex Storefront. Storefront allows a print service provider to utilize a Web-based application to create and administer a customized web-to-print site, with an attractive user interface. Storefront is part of the Company’s plan to make implementation of its publishing technologies as easy as possible so that those technologies appeal to a broader market. As a result of the release of Pageflex Storefront, the Company closed deals with seven new and existing customers for this technology on the last day of the quarter.

CONFERENCE CALL REMINDER

Today, August 11, 2004, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its second quarter results:

•	Date: Wednesday, August 11, 2004

•	Time: 4:30 Eastern

•	International Dial-in number: 01-703-639-1129

•	Domestic Dial-in number: 1-866-227-1582

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please call Kristen Colpus at Bitstream: (617) 497-6222.

A replay of the conference call will be available until 08/16/2004 (access code 531828):

•	International Replay number: 01-703-639-1129

•	Domestic Replay number: 1-888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2003.

About Bitstream

Bitstream Inc. (Nasdaq: BITS) is a software development company that focuses on the presentation of data. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include font technology, browsing technology, e-commerce technology and publishing technology. Bitstream was founded in 1981 and is headquartered in Cambridge, Massachusetts. For more information about Bitstream, visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Software license	$2,357	$2,486	$4,641	$4,230
Services	450	267	896	555

Total revenue	2,807	2,753	5,537	4,785

Cost of revenue:
Software license	796	609	1,477	1,148
Services	195	114	375	251

Total cost of revenue	991	723	1,852	1,399

Gross profit	1,816	2,030	3,685	3,386

Operating expenses:
Marketing and selling	682	605	1,375	1,325
Research and development	940	959	1,970	2,002
General and administrative	439	426	930	998

Total operating expenses	2,061	1,990	4,275	4,325

(Loss) income from operations	(245)	40	(590)	(939)

Other income:
Income on investment in DiamondSoft, Inc.	91	99	91	192
Other income, net	15	21	43	11

(Loss) income before provision for income taxes	(139)	160	(456)	(736)
Provision for income taxes	21	28	49	49

Net (loss) income	$(160)	$132	$(505)	$(785)

Basic net (loss) income per share	$(0.02)	$0.02	$(0.06)	$(0.09)

Diluted net (loss) income per share	$(0.02)	$0.01	$(0.06)	$(0.09)

Basic weighted average shares outstanding	8,483	8,349	8,466	8,349

Diluted weighted average shares outstanding	8,483	8,901	8,466	8,349

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,167	$4,367
Accounts receivable, net	891	1,016
Prepaid expenses and other current assets	144	60

Total current assets	5,202	5,443

Property and equipment, net	316	347

Other assets:
Restricted cash	250	250
Goodwill	727	727
Intangible assets	214	243
Other assets	1	1

Total other assets	1,192	1,221

Total assets	$6,710	$7,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$342	$513
Accrued expenses	887	877
Current portion of deferred revenue	716	547

Total current liabilities	1,945	1,937

Long-term liabilities	202	135

Total liabilities	2,147	2,072

Total stockholders’ equity	4,563	4,939

Total liabilities and stockholders’ equity	$6,710	$7,011

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com